EXHIBIT 2.5



                          SHARE EXCHANGE AGREEMENT AND
                             PLAN OF REORGANIZATION

                     RELATING TO CAMERON BOAT RENTALS, INC.

                                  by and among


                             SEACOR HOLDINGS, INC.,


                            McCALL ENTERPRISES, INC.


                                       and


                            THE PERSONS LISTED ON THE
                             SIGNATURE PAGES HEREOF


                            Dated as of May 31, 1996

                                TABLE OF CONTENTS


                                                                       Page

     ARTICLE 1.
     DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
          Section 1.1.   Definitions . . . . . . . . . . . . . . . . .    2

     ARTICLE 2.
     THE CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
          Section 2.1.   Closing . . . . . . . . . . . . . . . . . . .    9

     ARTICLE 3.
     EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . .    9
          Section 3.1.   Exchange of Company Shares  . . . . . . . . .    9
          Section 3.2.   Exchange of SEACOR Shares . . . . . . . . . .    9
          Section 3.3.   Delivery of Company Shares; Transfer of
                            Exchanged Shares . . . . . . . . . . . . .   10
          Section 3.4.   Determination of Final Adjusted Net Assets  .   10
          Section 3.5.   Registration Rights Agreement; Restrictive
                            Endorsement. . . . . . . . . . . . . . . .   11

     ARTICLE 4.
     REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS  . . . . . . . . .   12
          Section 4.1.   Organization and Citizenship  . . . . . . . .   12
          Section 4.2.   Affiliated Entities . . . . . . . . . . . . .   12
          Section 4.3.   Capitalization  . . . . . . . . . . . . . . .   13
          Section 4.4.   Authority; Enforceable Agreement  . . . . . .   13
          Section 4.5.   No Conflicts or Consents  . . . . . . . . . .   14
          Section 4.6.   Corporate Documents . . . . . . . . . . . . .   14
          Section 4.7.   Financial Statements; Liabilities . . . . . .   14
          Section 4.8.   Accounts Receivable . . . . . . . . . . . . .   15
          Section 4.9.   Absence of Certain Changes or Events  . . . .   15
          Section 4.10.  Contracts . . . . . . . . . . . . . . . . . .   17
          Section 4.11.  Properties and Leases other than Vessels  . .   18
          Section 4.12.  Condition of the Company's Assets Other than
                            Vessels  . . . . . . . . . . . . . . . . .   19
          Section 4.13.  Vessels . . . . . . . . . . . . . . . . . . .   20
          Section 4.14.  Accounting Matters. . . . . . . . . . . . . .   21
          Section 4.15.  Suppliers and Customers . . . . . . . . . . .   21
          Section 4.16.  Employee  . . . . . . . . . . . . . . . . . .   22
          Section 4.17.  Employee Benefit Plans  . . . . . . . . . . .   23
          Section 4.18.  Tax Matters . . . . . . . . . . . . . . . . .   25
          Section 4.19.  Litigation  . . . . . . . . . . . . . . . . .   28
          Section 4.20.  Insurance . . . . . . . . . . . . . . . . . .   28

                                                                       Page

          Section 4.21.  Environmental Compliance  . . . . . . . . . .   29
          Section 4.22.  Compliance With Law; Permits  . . . . . . . .   30
          Section 4.23.  Interests in Clients, Suppliers, Etc. . . . .   30
          Section 4.24.  Transactions With Related Parties . . . . . .   30
          Section 4.25.  Broker's and Finder's Fee . . . . . . . . . .   31
          Section 4.26.  Disclosure  . . . . . . . . . . . . . . . . .   31
          Section 4.27.  Intellectual Property . . . . . . . . . . . .   31

     ARTICLE 5.
     REPRESENTATIONS AND WARRANTIES OF MCCALL AND SEACOR . . . . . . .   32
          Section 5.1.   Organization and Citizenship  . . . . . . . .   32
          Section 5.2.   Capitalization  . . . . . . . . . . . . . . .   32
          Section 5.3.   Authority; Enforceable Agreements . . . . . .   33
          Section 5.4.   No Conflicts or Consents  . . . . . . . . . .   34
          Section 5.5.   Corporate Documents . . . . . . . . . . . . .   34
          Section 5.6.   SEC Documents; Financial Statements;
                            Liabilities. . . . . . . . . . . . . . . .   34
          Section 5.7.   Absence of Certain Changes or Events  . . . .   35
          Section 5.8.   Contracts . . . . . . . . . . . . . . . . . .   36
          Section 5.9.   Litigation  . . . . . . . . . . . . . . . . .   36
          Section 5.10.  Legality of SEACOR Common Stock . . . . . . .   36
          Section 5.11.  Broker's and Finder's Fee . . . . . . . . . .   36

     ARTICLE 6.
     CLOSING CONDITION . . . . . . . . . . . . . . . . . . . . . . . .   37
          Section 6.1.   Conditions Applicable to All Parties  . . . .   37
          Section 6.2.   Conditions to McCall's Obligations  . . . . .   37
          Section 6.3.   Conditions to Stockholder's Obligations . . .   39

     ARTICLE 7.
     TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
          Section 7.1.   Termination . . . . . . . . . . . . . . . . .   40
          Section 7.2.   Effect of Termination . . . . . . . . . . . .   41

     ARTICLE 8.
     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .   41
          Section 8.1.   Notices . . . . . . . . . . . . . . . . . . .   41
          Section 8.2.   Governing Law . . . . . . . . . . . . . . . .   42
          Section 8.3.   Counterparts  . . . . . . . . . . . . . . . .   42
          Section 8.4.   Interpretation  . . . . . . . . . . . . . . .   42
          Section 8.5.   Entire Agreement; Severability  . . . . . . .   43
          Section 8.6.   Amendment and Modification  . . . . . . . . .   43
          Section 8.7.   Extension; Waiver . . . . . . . . . . . . . .   43
          Section 8.8.   Binding Effect; Benefits  . . . . . . . . . .   43
          Section 8.9.   Assignability . . . . . . . . . . . . . . . .   44
          Section 8.10.  Expenses  . . . . . . . . . . . . . . . . . .   44
          Section 8.11.  Gender and Certain Definitions  . . . . . . .   44

                             EXHIBITS AND SCHEDULES


                                    EXHIBITS

     Exhibit A . . . . . . . .     Vessels
     Exhibit B . . . . . . . .     Stockholders
     Exhibit C . . . . . . . .     Investment and Registration Rights
                                   Agreement
     Exhibit D . . . . . . . .     Opinion of Stockholders' Counsel
     Exhibit E . . . . . . . .     Indemnification Agreement
     Exhibit F . . . . . . . .     Escrow Agreement
     Exhibit G . . . . . . . .     Opinion of SEACOR's Counsel
     Exhibit H . . . . . . . .     Opinion of McCall's Counsel


                                  SCHEDULES(1)

     Schedule 4.2(a) . . . . .     Cameron Group
     Schedule 4.2(b) . . . . .     Rights to Acquire Securities
     Schedule 4.5(a) . . . . .     Certain Conflicts
     Schedule 4.5(b) . . . . .     Consents/Approval Required
     Schedule 4.7  . . . . . .     Disclosed Liabilities
     Schedule 4.8  . . . . . .     Accounts Receivable
     Schedule 4.9  . . . . . .     Certain Changes
     Schedule 4.10(a)  . . . .     Certain Contracts
     Schedule 4.10(b)  . . . .     Material Contracts
     Schedule 4.11(a)  . . . .     Encumbrances on Property
     Schedule 4.11(c)  . . . .     Above Market Rate Leases
     Schedule 4.11(d)  . . . .     Real Property and Leases
     Schedule 4.13(a)  . . . .     Vessels and Liens on Vessels
     Schedule 4.13(b)  . . . .     Leased Vessels
     Schedule 4.13(c)  . . . .     Leases/Charters of Vessels between
                                   Members of the Cameron Group
     Schedule 4.13(d)  . . . .     Certain Defects with Vessels
     Schedule 4.15 . . . . . .     Suppliers and Customers
     Schedule 4.16(a)  . . . .     Certain Employees
     Schedule 4.17(a)  . . . .     Employee Plans
     Schedule 4.17(b)  . . . .     Employee Benefit Arrangements
     Schedule 4.17(c)  . . . .     Modifications to Employee Benefit Plans
                                   and Arrangements
     Schedule 4.17(e)  . . . .     Compliance with Employee Plans
     Schedule 4.17(j)  . . . .     Litigation Re Employee Plan or Benefit
                                   Arrangements





__________________

          (1) All the above Schedules relate to the Cameron Group unless otherwise indicated.

     Schedule 4.17(k)  . . . .     Certain Employees with Rights to Certain
                                   Entitlements
     Schedule 4.17(l)  . . . .     Benefits to Non-employee Stockholders
                                   and Directors
     Schedule 4.18(d)  . . . .     Material Tax Elections
     Schedule 4.18(f)  . . . .     Returns Filed in State and Foreign
                                   Jurisdictions
     Schedule 4.19 . . . . . .     Litigation
     Schedule 4.20(a)  . . . .     Insurance Policies
     Schedule 4.20(b)  . . . .     Protection or Indemnity Clubs
     Schedule 4.21(a)  . . . .     Noncompliance with Environmental   Laws
     Schedule 4.21(b)  . . . .     Environmental Administrative or Judicial
                                   Proceedings
     Schedule 4.21(c)  . . . .     Above Ground and Underground Tanks
     Schedule 4.21(d)  . . . .     Hazardous Materials
     Schedule 4.23 . . . . . .     Officers'/Directors' Relationships with
                                   Competitors of the Cameron Group
     Schedule 4.24(a)  . . . .     Interested Officers'/Directors'
                                   Transactions
     Schedule 4.24(b)  . . . .     Claims of Certain Officers and Directors
     Schedule 4.27 . . . . . .     Intellectual Property
     Schedule 5.8  . . . . . .     Material Contracts of SEACOR
     Schedule 5.9  . . . . . .     Litigation Involving SEACOR
     Schedule 6.3(d) . . . . .     Disposed of/Sold Vessels
     Schedule 6.3(e) . . . . .     Indebtedness
     Schedule 6.3(f) . . . . .     New Capital Expenditures






     NYFS11...:\93\73293\0011\1196\EDG6056N.360

                            SHARE EXCHANGE AGREEMENT
                            -------------------------
                                       AND
                                       ----
                             PLAN OF REORGANIZATION
                             -----------------------
                     RELATING TO CAMERON BOAT RENTALS, INC.
                     ---------------------------------------

          SHARE EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 31, 1996, among SEACOR Holdings, Inc., a Delaware corporation ("SEACOR"), McCall Enterprises, Inc., a Louisiana corporation ("McCall"), and the persons listed on the signature pages hereto (collectively, "Stockholders", and each a "Stockholder").

                              W I T N E S S E T H:
                              -------------------
          WHEREAS, McCall is the owner of 40.54 shares of common stock, par value $1.00 per share, of Cameron Boat Rentals, Inc. (the "Company"; shares of such common stock of the Company being referred to herein as "Company Shares"); and

          WHEREAS, Stockholders are the owners, in the aggregate, of 55.7 Company Shares which, together with the Company Shares owned by McCall, constitute all of the issued and outstanding shares of capital stock of the Company; and

          WHEREAS, SEACOR, SEACOR Enterprises, Inc., a Louisiana corporation and a direct wholly owned subsidiary of SEACOR ("SEACOR Enterprises"), and McCall are parties to an Agreement and Plan of Merger of even date herewith (the "Merger Agreement") pursuant to which SEACOR Enterprises has on this date been merged with and into McCall (the "Merger") and, as a result thereof, McCall has become a direct wholly owned subsidiary of SEACOR; and

          WHEREAS, upon the terms and subject to the conditions set forth herein, Stockholders desire to transfer and assign to McCall, and McCall desires to acquire from Stockholders, the Company Shares owned by Stockholders in exchange for SEACOR Shares (as defined in Section 3.2(a)) (the "Acquisition"), which SEACOR Shares constitute the consideration transferred by McCall to Stockholders as consideration in respect of the Acquisition; and

          WHEREAS, Stockholders, McCall and SEACOR intend that McCall acquire the Company Shares owned by Stockholders in exchange for SEACOR Shares in a transaction qualifying as reorganization under
     Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code");

          NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

          Section 1.1.   Definitions.  As used in this Agreement, the
                         -----------
     following terms when capitalized have the meanings indicated:

          "Acquisition" shall have the meaning ascribed to such term in the premises to this Agreement.

          "Adjusted Net Assets" shall mean an amount equal to the consolidated assets, other than Vessel Assets, of the Company and its subsidiaries (including, but not limited to, cash and cash equivalents, marketable securities, deposits, accounts receivable and prepaid expenses) determined in accordance with GAAP (except as provided in the provisos to this definition) reduced by the following:
     (i) the book value of all personal property (including, without limitation, vehicles, office equipment and furniture) and improvements; (ii) appropriate reserves under GAAP; (iii) investments in any of the Companies or SEAMAC LLC; and (iv) all liabilities (including notes payable to current stockholders) as determined in accordance with GAAP other than deferred taxes related to Vessel Assets; provided, however, that (a) Adjusted Net Assets shall be
             --------  -------
     increased by the expenses of any drydockings of Company Vessels incurred by the Company or its subsidiaries between the date hereof and the Closing (but not the expenses of moving the vessels to the dock) and (b) Adjusted Net Assets shall be calculated on the assumption that any member of the Cameron Group that currently accounts on a cash basis converted to accounting on an accrual basis (and any Tax liability currently payable as a result of such conversion shall be taken into account) and, provided further, in the
                                                  -------- -------
     event that, prior to the Closing, any of the Company Vessels is sold or is subject to a total loss or constructive total loss, the amount of Adjusted Net Assets shall be (1) increased by the amount, if any, by which the proceeds from such sale or the proceeds (including any amount recoverable from insurance or other sources) from such loss (the "Disposition Proceeds") exceed the value for such vessel set forth on Exhibit A hereto, and (2) decreased by the amount, if any, by which the value for such vessel set forth on Exhibit A hereto exceeds the Disposition Proceeds.

          "Affiliate" shall have the meaning ascribed to such term by Rule 12b-2 promulgated under the Exchange Act.

          "Agreement" shall mean this Share Exchange Agreement and Plan of Reorganization, including the Schedules and Exhibits hereto, all as amended or otherwise modified from time to time.

          "Arbitrator" shall have the meaning ascribed to such term in
     Section 3.4(b).

          "Average Market Price" shall mean $35.142, which represents the average of the daily closing sale price per share of SEACOR Common Stock on the NASDAQ Stock Market for the 60 consecutive calendar days that ended on April 16, 1996, the second trading day prior to the date of signing of a letter of intent with respect to the transactions contemplated hereby.

          "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), other than the Employee Plans, that (A) is maintained, administered or contributed to by the employer or the employer has any obligation or liability (contingent or otherwise) and
     (B) covers any employee or former employee or director of the employer.

          "Business Day" shall mean a day other than a Saturday, a Sunday or a day on which national banks or the NASDAQ Stock Market is closed.

          "Cameron Group" shall mean the Company and Gladys McCall, Inc.

          "Closing" shall have the meaning ascribed to such term in Section
     2.1.

          "Closing Balance Sheet" shall have the meaning ascribed to such term in Section 3.4(a).

          "Closing Date" shall have the meaning ascribed to such term in
     Section 2.1.

          "Code" shall have the meaning ascribed to such term in the premises to this Agreement.

          "Companies" shall mean McCall Enterprises, Inc., McCall's Boat Rentals, Inc., Gulf Marine Transportation, Inc., Carroll McCall, Inc., McCall Marine Services, Inc., Cameron Boat Rentals, Inc., Gladys McCall, Inc., Cameron Crews, Inc., Philip Alan McCall, Inc., N.F. McCall Crews, Inc., McCall Crewboats, L.L.C. and McCall Support Vessels, Inc.

          "Company Shares" shall have the meaning ascribed to such term in the premises to this Agreement.

          "Company Vessels" shall have the meaning ascribed to such term in
     Section 4.13(a).

          "Contract" means any contract, charter, agreement, lease, indenture, note, bond, instrument, lien, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other binding understanding or arrangement, whether written or oral.

          "Employee Plan" means an employee benefit plan or arrangement as defined in Section 3(3) of ERISA, that is maintained, administered or contributed to by the employer or the employer has any obligation or liability (contingent or otherwise) and covers any employee or former employee of the employer.

          "Environmental Laws" means all federal, state, local and foreign laws, common law duties, ordinances, codes, regulations and other legally binding obligations relating to pollution, the protection of the environment, human health and safety or natural resources, including, without limitation, all such laws governing the operation of business, each Company Vessel, the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Substances or wastes and all such laws imposing record-keeping, maintenance, testing, inspection, notification and reporting requirements with respect to Hazardous Substances.

          "Environmental Permits" shall have the meaning ascribed to such term in Section 4.21(a).

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable regulations promulgated thereunder.

          "Escrow Agreement" shall have the meaning ascribed to such term in Section 6.2(g).

          "Estimated Adjusted Net Assets" shall mean $1,764,365.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          "Final Adjusted Net Assets" shall have the meaning ascribed to such term in Section 3.4(b).

          "Fractional Payment" shall have the meaning ascribed to such term in Section 3.2(b).

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Hazardous Substances" means any and all wastes, materials or substances defined, regulated or classified as "hazardous substances," "hazardous wastes," "hazardous constituents" or words of similar meaning in (i) the Comprehensive Environmental Response, Compensation
     and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., as amended by
                                                        -- ---
     the Superfund Amendments and Reauthorization Act of 1986, and any amendments thereto and regulations thereunder; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 et seq., as
                                                                    -- ---
     amended by the Hazardous and Solid Waste Amendments of 1984, and any amendments thereto and regulations thereunder; (iii) the Oil Pollution
     Act of 1990, 33 U.S.C. Sections 2701 et seq., and any amendments thereto
                                          -- ---
     and regulations thereunder; or (iv) any other Environmental Law.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Indemnification Agreement" shall have the meaning ascribed to such term in Section 6.2(g).

          "Intellectual Property Right" means any trademark, service mark, trade name, patent, trade secret, copyright, know-how or other type of intellectual property right (including any registrations or applications for registration of any of the foregoing).

          "Investment and Registration Rights Agreement" shall have the meaning ascribed to such term in Section 3.5(a).

          "IRS" shall have the meaning ascribed to such term in Section
     4.17(a).

          "Knowledge of SEACOR" shall mean the actual knowledge of Charles Fabrikant, Randall Blank or Milton R. Rose (all being executive officers of SEACOR) without any obligation to conduct any inquiry outside the ordinary course of business.

          "Knowledge of Stockholders" shall mean the actual knowledge of Norman F. McCall, Joyce C. McCall, William Johnston or Stephanie Richard without any obligation to conduct any inquiry outside the ordinary course of business.

          "LBCL" shall mean the Business Corporation Law of the State of Louisiana, as amended.

          "Liens" shall mean pledges, liens, encumbrances, rights in rem, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

          "Material Adverse Effect" shall mean, with respect to any party, a material adverse effect on the financial condition, results of operations, business or prospects of such party.

          "Material Contract" shall have the meaning ascribed to such term in Section 5.8.

          "McCall Audited Financial Statements" shall mean the audited combined balance sheet and related combined statements of income, stockholders' equity and cash flows, and the related notes thereto, of the Companies as of and for the years ended December 31, 1994 and 1995.

          "McCall Financial Statements" shall mean the McCall Audited Financial Statements and the McCall Interim Financial Statements, collectively.

          "McCall Interim Financial Statements" shall mean the unaudited combined balance sheet, and the related unaudited combined statements of income and cash flows, of the Companies as of and for the three-month period ended March 31, 1996.

          "McCall Latest Balance Sheet" shall mean the combined balance sheet of the Companies included in the McCall Interim Financial Statements.

          "Merger" shall have the meaning ascribed to such term in the premises to this Agreement.

          "Merger Agreement" shall have the meaning ascribed to such term in the premises to this Agreement.

          "Multiemployer Plan" means a plan or arrangement as defined in
     Section 4001(a)(3) and 3(37) of ERISA.

          "Permitted Liens" shall mean any mechanic's, worker's, materialmen's, maritime or other liens arising as a matter of law in the ordinary course of business consistent with past practice.

          "Person" shall mean an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

          "Pre-Closing Periods" shall mean all tax periods ending at or before the Closing Date and, with respect to any tax period that includes but does not end at the Closing Date, the portion of such period that ends at and includes the Closing Date.

          "Registration Statement" shall mean the registration statement on Form S-3 to be filed by SEACOR with the SEC for the purpose, among other things, of registering the SEACOR Shares which will be issued to the Stockholders following consummation of the transactions contemplated thereby.

          "Returns" shall mean all returns, reports, estimates, declarations, information return, statement or other similar documents relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "SEACOR Affiliated Group" shall mean SEACOR and its subsidiaries other than the Companies.

          "SEACOR Audited Financial Statements" shall mean the audited consolidated balance sheets, and the related consolidated statements of earnings, stockholders' equity and cash flows, and the related notes thereto, of SEACOR and its subsidiaries as of and for the years ended December 31, 1994 and 1995.

          "SEACOR Common Stock" shall mean shares of common stock, $.01 par value per share, of SEACOR.

          "SEACOR Financial Statements" shall mean the SEACOR Audited Financial Statements and the SEACOR Interim Financial Statements.

          "SEACOR Interim Financial Statements" shall mean the unaudited consolidated balance sheet, and the related consolidated unaudited statements of earnings and cash flows, of SEACOR and its subsidiaries as of and for the three month period ended March 31, 1996.

          "SEACOR Latest Balance Sheet" shall mean the consolidated balance sheet included in the SEACOR Interim Financial Statements.

          "SEACOR SEC Documents" shall have the meaning ascribed to such term in Section 5.6(a).

          "SEACOR Shares" shall have the meaning ascribed to such term in
     Section 3.2(a).

          "SEC" shall mean the Securities and Exchange Commission of the United States.

          "Securities Act" shall mean the Securities Act of 1933, as amended.

          "Stockholder Representative" shall mean Norman F. McCall, who has been appointed by the unanimous written consent of the Stockholders as their representative for purposes of Section 3.4 hereof or any successor as Stockholder Representative appointed in accordance with the terms of the Indemnification Agreement.

          "Taxes" means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and any interest or penalties imposed with respect to the filing, obligation to file or failure to file any Return, and shall include any transferee liability in respect of Taxes.

          "Termination Date" shall have the meaning ascribed to such term in Section 7.1(c).

          "Undisclosed Liabilities" shall have the meaning ascribed to such term in Section 4.7.

          "Vessel Assets" shall mean (i) the 8 vessels listed on Exhibit A hereto, all spare parts, stores and supplies, fuel and lubes (whether onboard or ashore), and all investments by the Company in the Companies, (ii) the proceeds of the sale of any such vessel sold by the Company between the date hereof and the Closing Date and
     (iii) the proceeds (including any amount recoverable from insurance or other sources) from total loss, nontotal loss or constructive loss of any such vessel between the date hereof and the Closing Date.

                                   ARTICLE 2.
                                   THE CLOSING

          Section 2.1.   Closing.  The closing of the transactions
                         -------
     contemplated herein (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in
     Article 6 hereof, at the offices of Stockwell, Sievert, Viccellio, Clements & Shaddock at 1 Lakeside Plaza, 4th Floor, Lake Charles, Louisiana, at 10:00 A.M. (Louisiana Time) on a date to be mutually agreed upon between the parties, which shall be no later than the third Business Day after satisfaction of the latest to occur of the conditions set forth in Article 6 (or waiver thereof by the party entitled to waive the same), or if no date has been agreed to, on any date specified by one party to the others upon five days' notice following satisfaction (or waiver) of such conditions (the date of the Closing being referred to herein as the "Closing Date"). At the Closing, the parties shall deliver the documents, certificates and opinions required to be delivered by Article 6 hereof and provide proof or indication of the satisfaction or waiver of each of the conditions set forth in Article 6 hereof.

                                   ARTICLE 3.
                               EXCHANGE OF SHARES

          Section 3.1.   Exchange of Company Shares.  Upon the terms and
                         --------------------------
     subject to the conditions set forth in this Agreement, each of the Stockholders hereby agrees to assign and transfer to McCall, and McCall hereby agrees to acquire from each of the Stockholders, on the Closing Date, the Company Shares owned by such Stockholder.

          Section 3.2.   Exchange of SEACOR Shares.  (a) Upon the terms and
                         -------------------------
     subject to the conditions set forth in this Agreement, McCall agrees to deliver, and SEACOR agrees to cause McCall to deliver, to each of the Stockholders in exchange for each Company Share owned by such Stockholder, as set forth on Exhibit B hereto, such number of fully paid and nonassessable shares of SEACOR Common Stock ("SEACOR Shares") as shall be equal to the quotient obtained by dividing (A) the Total Exchanged Shares (as hereinafter defined) by (B) 55.7, which is
                                               --
     represented by

     Stockholders to be the number of Company Shares owned by the Stockholders on the date hereof (the "Exchanged Shares"). For purposes hereof, the "Total Exchanged Shares" shall mean a number of shares of SEACOR Common Stock equal to the quotient obtained by dividing (1) the sum of $5,966,314 plus 57.876% of the amount, if any, by which the Final Adjusted Net Assets exceeds the Estimated Adjusted Net Assets or less 57.876% of the amount, if any, by which the Estimated Adjusted Net Assets exceeds the Final Adjusted Net Assets, by (2) the Average Market Price.
     --
               (b) In lieu of the issuance of fractional shares of SEACOR Common Stock, each of the Stockholders shall be entitled to receive a cash payment (without interest) (each a "Fractional Payment" and, collectively, the "Fractional Payments") equal to the fair market value of a fraction of a share of SEACOR Common Stock to which such Stockholder would be entitled to but for this provision. For purposes of calculating such cash payment, the fair market value of a fraction of a share of SEACOR Common Stock shall be such fraction multiplied by the Average Market Price.

          Section 3.3.   Delivery of Company Shares; Transfer of Exchanged
                         -------------------------------------------------
     Shares.  On the Closing Date, each Stockholder shall deliver to McCall
     ------
     certificates representing the number of Company Shares set forth opposite such Stockholder's name on Exhibit B hereto, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank and with all requisite stock transfer tax stamps attached. As soon as practicable after the determination of Final Adjusted Net Assets, McCall shall deliver the SEACOR Shares and the Fractional Payments required under this Agreement to the Stockholders.

          Section 3.4.   Determination of Final Adjusted Net Assets.  (a)
                         ------------------------------------------
     Within 60 days after the Closing Date, McCall shall prepare in accordance with GAAP and deliver to the Stockholder Representative, a consolidated closing date balance sheet for the Company and its subsidiaries as of the Closing Date (the "Closing Balance Sheet"), which shall be accompanied by a computation of the Adjusted Net Assets based thereon.

               (b) The Stockholder Representative shall have a period of 15 days to review the Closing Balance Sheet and the accompanying calculation of the Adjusted Net Assets following delivery thereof by McCall. During such period, McCall shall afford the Stockholder Representative access to any of its books, records and work papers necessary to enable the Stockholder Representative to review the Closing Balance Sheet and the accompanying calculation of the Adjusted Net Assets. The Stockholder Representative may dispute any amounts reflected in the Adjusted Net Assets by giving notice in writing to McCall specifying each of the disputed items and setting forth in reasonable detail the basis for such dispute. Failure by the Stockholder Representative to dispute the amounts reflected in the Adjusted Net Assets within 15 days of delivery of the Closing Balance Sheet by McCall shall be deemed an acceptance thereof by the Stockholder Representative. If, within 30 days after delivery by the Stockholder Representative to McCall of any notice of dispute in accordance with this Section 3.4(b), the Stockholder Representative and McCall are unable to resolve all of such disputed items, then any remaining items in dispute shall be submitted to an independent nationally recognized accounting firm selected in writing by McCall and the Stockholder Representative or, if McCall and the Stockholder Representative fail or refuse to select such a firm within ten Business Days after request therefor by McCall or the Stockholder Representative, such an independent nationally recognized accounting firm shall be selected in accordance with the rules of the American Arbitration Association (the "Arbitrator"). The Arbitrator shall determine the remaining disputed items and report to McCall and the Stockholder Representative with respect to such items. The Arbitrator's decision shall be final, conclusive and binding on all parties. The fees and disbursements of the Arbitrator shall be borne equally by the Stockholders and McCall. The Adjusted Net Assets if undisputed or deemed undisputed or as determined by the mutual agreement of McCall and the Stockholder Representative or by the Arbitrator in accordance with the procedure outlined above shall be the "Final Adjusted Net Assets."

          Section 3.5.   Registration Rights Agreement; Restrictive
                         ------------------------------------------
     Endorsement.  (a)  The issuance of the SEACOR Shares to Stockholders
     -----------
     pursuant to this Agreement will not be registered under the Securities Act, or any state securities laws, in reliance upon certain exemptions from registration contained therein and, therefore, will be subject to restrictions on transfer. Pursuant to the terms and conditions of the Investment and Registration Rights Agreement, in substantially the form attached hereto as Exhibit C (the "Investment and Registration Rights Agreement"), Stockholders shall have certain rights to require the registration of the resale by Stockholders of their SEACOR Shares. Stockholders are the record and beneficial owners of such numbers of Company Shares as are set forth opposite their respective names on Exhibit B hereto.

               (b) Each certificate representing of SEACOR Shares to be issued to the Stockholders pursuant to this Agreement shall be stamped with a legend in substantially the following form:

               "The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities law, and may not be transferred, sold or otherwise disposed of in the absence of such registration or an exemption therefrom. Such Shares may be transferred only in compliance with the conditions specified in the Investment and Registration Rights Agreement, dated as of May 31, 1996, between the Issuer and the other entities and individuals party thereto, a complete and correct copy of which is available for inspection at the principal office of the Issuer and will be furnished to the Holder hereof upon written request and without charge."

                                   ARTICLE 4.
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

          Stockholders represents and warrants to SEACOR and McCall as follows:

          Section 4.1.   Organization and Citizenship.  (a)  Each member of
                         ----------------------------
     the Cameron Group is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties.
     Each member of the Cameron Group is duly qualified to do business and is in good standing in each state and foreign jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Cameron Group.

               (b) Each member of the Cameron Group and its respective stockholders are and at all times have been citizens of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended, for the purposes of owning and operating vessels in the U.S. coastwise trade. None of the Stockholders is a "foreign person" within the meaning of Section 1445 of the Code.

          Section 4.2.   Affiliated Entities.  (a)  Schedule 4.2(a) lists
                         -------------------
     each member of the Cameron Group. All shares of the outstanding capital stock or equity interests in each member of the Cameron Group have been duly authorized and validly issued and are fully paid and nonassessable and were not used in violation of preemptive rights and, except as set forth in Schedule 4.2(a), are owned by the Company free and clear of all Liens.

               (b) Except as listed on Schedule 4.2(b), the Company does not, directly or indirectly, own of record or beneficially, or have the right or obligation to acquire, any outstanding securities or other interest in any Person.

          Section 4.3.   Capitalization.  The authorized capital stock of
                         --------------
     the Company consists exclusively of 1,000 shares of common stock, $1.00 par value per share, of which 96.24 shares were issued and outstanding and 3.76 shares were held in its treasury as of the date hereof. All issued and outstanding shares of capital stock of the Company are validly issued, fully paid, non-assessable and were not issued in violation of any free of preemptive or similar rights. The Stockholders are the record and beneficial owners of such numbers of Company Shares as are set forth opposite their respective names on Exhibit B hereto, which Company Shares, together with the Company Shares owned by McCall, represent all of the issued and outstanding shares of capital stock of the Company. There is no existing subscription, option, warrant, call, right, commitment or other agreement to which the Company is a party requiring, and there are no derivative securities of the Company outstanding which upon conversion, exercise or exchange would require, directly or indirectly, the issuance of any additional shares of the Company's capital stock or other securities convertible, exchangeable or exercisable into or for shares of the Company's capital stock or any other equity security of the Company, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any outstanding share of the Company's capital stock.

          Section 4.4.   Authority; Enforceable Agreement.  Each of the
                         --------------------------------
     Stockholders has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.
     This Agreement has been duly executed and delivered by each of the Stockholders and (assuming due execution and delivery by the other parties hereto) constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The other agreements entered, or to be entered, into by each of the Stockholders in connection with this Agreement have been, or will be, duly executed and delivered by each of the Stockholders and (assuming due execution and delivery by the other parties thereto) constitute, or will constitute, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

          Section 4.5.   No Conflicts or Consents.  (a)  Except as set
                         ------------------------
     forth on Schedule 4.5(a), neither the execution, delivery nor performance of this Agreement by any of the Stockholders nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of any member of the Cameron Group under (A) the certificate of incorporation, by-laws or any other organizational documents of any member of the Cameron Group, or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any member of the Cameron Group is a party, or by which any member of the Cameron Group or any of their assets are bound, or (ii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which any member of the Cameron Group is subject or by which any member of the Cameron Group or any of their assets are bound.

               (b) Except as set forth on Schedule 4.5(b), no consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any government or any agency or political subdivision thereof is required for the execution, delivery and performance by any of the Stockholders of this Agreement and the covenants and transactions contemplated hereby or for the execution, delivery and performance by any of the Stockholders of any other agreements entered, or to be entered, into by any of the Stockholders in connection with this Agreement.

          Section 4.6.   Corporate Documents.  Stockholders have delivered
                         -------------------
     to McCall true and complete copies of the Company's certificate of incorporation and by-laws, as amended or restated through the date of this Agreement, and the organizational documents governing each of the Company's subsidiaries listed on Schedule 4.2(a). The minute books of each member of the Cameron Group contain complete and accurate records of all corporate actions of the equity owners of the various entities and of the boards of directors or other governing bodies, including committees of such boards or governing bodies. The stock transfer records of the Company contain complete and accurate records of all issuances and redemptions of capital stock by the Company.

          Section 4.7.   Financial Statements; Liabilities.  The McCall
                         ---------------------------------
     Financial Statements, to the extent that they include information with respect to the Cameron Group, have been prepared in accordance with GAAP applied on a basis consistent with prior periods and present fairly the financial position of the Cameron Group as at the dates of the balance sheet included therein and the results of operations and cash flows for the periods then ended, except, in the case of the McCall Interim Financial Statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The McCall Interim Financial Statements reflect all adjustments (consisting only of normal, recurring adjustments) that are necessary for a fair statement of the results of operations of the members of the Cameron Group for the interim periods presented therein. Except as set forth on Schedule 4.7, no member of the Cameron Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) ("Undisclosed Liabilities"), except
     (i) as and to the extent reflected on the McCall Latest Balance Sheet,
     (ii) as may have been incurred or may have arisen since the date of the McCall Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) as permitted by this Agreement.

          Section 4.8.   Accounts Receivable.  All of the accounts
                         -------------------
     receivable reflected on the McCall Latest Balance Sheet or created thereafter, which relate to the Cameron Group, have arisen only from bona fide transactions in the ordinary course of business, represent valid obligations owing to the Company or another member of the Cameron Group and have been accrued and recorded in accordance with GAAP. Except as set forth on Schedule 4.8, such accounts receivable either have been collected in full or will be collectible in full when due, without any counterclaims, set-offs or other defenses and without provision for any allowance for uncollectible accounts other than such allowance as appears on the McCall Latest Balance Sheet.

          Section 4.9.   Absence of Certain Changes or Events.  Except as
                         ------------------------------------
     set forth on Schedule 4.9 or as contemplated by this Agreement, since the date of the McCall Latest Balance Sheet, each member of the Cameron Group has conducted its business only in the ordinary course, and has not:

               (a) amended its certificate of incorporation, by-laws or similar organizational documents;

               (b) incurred any liability or obligation of any nature (whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except in the ordinary course of business;

               (c) suffered or permitted any of its assets to be or remain subject to any lien other than those disclosed on Schedule 4.11(a) or 4.13(a) and that collateralize indebtedness reflected on the McCall Latest Balance Sheet and Liens for Taxes accrued but not yet payable and Permitted Liens;

               (d) merged or consolidated with another Person or acquired or agreed to acquire any Person or sold, leased, transferred or otherwise disposed of any assets except for fair value in the ordinary course of business; provided that no Company Vessels shall have been disposed of without the consent of SEACOR (which consent shall not be unreasonably withheld);

               (e) made any capital expenditure or commitment therefor, except in the ordinary course of business, provided that any acquisitions of vessels (except those under construction and referred to in the definition of Adjusted Net Assets), or acquisitions of, or improvements to, real property, shall not be considered to be in the ordinary course of business;

               (f) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest other than payments within the Cameron Group as part of McCall's cash management program that may be characterized as dividends or distributions;

               (g) adopted any employee benefit plan or made any change in any existing employee benefit plans or made any bonus or profit sharing distribution or payment of any kind;

               (h) increased indebtedness for borrowed money, or made any loan to any Person, other than through the issuance of standby or performance letters of credit issued in the ordinary course of business;

               (i) made any change affecting any banking, safe deposit or power of attorney arrangements;

               (j) written off as uncollectible any notes or accounts receivable, except for notes or accounts receivable in the ordinary course of business charged to applicable allowances reflected in the McCall Latest Balance Sheet, and none of which individually or in the aggregate is material to the Cameron Group;

               (k) entered into or amended any employment, severance or similar agreement or arrangement with any director or employee, or granted any increase in the rate of wages, salaries, bonuses, employee advances or other compensation or benefits of any executive officer or other employee, other than any such increase that is both in the ordinary course of business consistent with past practice and in an amount such that, after giving effect thereto, aggregate employee compensation expense (considered on an annualized basis) does not exceed 105% of the aggregate employee compensation expense for the Company's fiscal year ended December 31, 1995;

               (l) cancelled, waived, released or otherwise compromised any debt, claim or right, except as permitted under clause (j);

               (m) made any change in any method of accounting principle or practice;

               (n) suffered the termination, suspension or revocation of any license or permit necessary for the operation of its business or any of the Company Vessels;

               (o) entered into any transaction other than on an arm's-length basis;

               (p) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could reasonably be expected to have a Material Adverse Effect on the Cameron Group; or

               (q) agreed, whether or not in writing, to do any of the foregoing.

          Section 4.10.  Contracts.  (a)  Except as set forth on Schedule
                         ---------
     4.10(a), no member of the Cameron Group is a party to: (i) any collective bargaining agreement; (ii) any Contract with any employee;
     (iii) any Contract, containing any covenant limiting its freedom to engage in any line of business or to compete with any Person; (iv) any Contract containing an obligation to guarantee or indemnify any other Person; (v) any joint venture, partnership or similar Contract involving a sharing of profits or expenses; (vi) any Contract under which any member of the Cameron Group is the licensee or licensor of patents, copyrights, trademarks, applications for any of the foregoing or any other intellectual property rights of any nature; (vii) any Contract between any member of the Cameron Group and any of their respective Affiliates (other than other members of the Cameron Group); (viii) any Contract under which any member of the Cameron Group has borrowed any money or issued any note, bond or other evidence of indebtedness for borrowed money or guaranteed indebtedness for money borrowed by others; (ix) any hedge, swap, exchange, futures or similar Contracts; or (x) any Contract that has had or may have a Material Adverse Effect on the Cameron Group.

               (b) Schedule 4.10(b) contains a list and brief description (including the names of the parties and the date and nature of the agreement) of each material Contract to which any member of the Cameron Group is a party. There is no existing breach by any member of the Cameron Group of any of its material Contracts and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a breach. There is not pending nor, to the Knowledge of Stockholders, threatened, any claim that any member of the Cameron Group, has breached any of the terms or conditions of any of its material Contracts and, to the Knowledge of Stockholders, no other parties to such Contracts have breached any of their terms or conditions. SEACOR has been provided with a complete and accurate copy of each Contract listed on Schedule 4.10(b).

          Section 4.11.  Properties and Leases other than Vessels.  (a)
                         ----------------------------------------
     With respect to assets other than vessels and except for assets disposed of for adequate consideration in the ordinary course of business and which are not material to the operation of its business, a member of the Cameron Group has good and valid title to all real property and all other properties and assets accounted for as belonging to a member of the Cameron Group in the McCall Latest Balance Sheet free and clear of all Liens, except for (i) Liens that secure indebtedness that is properly reflected in the McCall Latest Balance Sheet; (ii) Liens for Taxes accrued but not yet payable;
     (iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith; (iv) such imperfections of title and encumbrances, if any, as do not in the aggregate materially detract from the value or materially interfere with the present use of any such properties or assets or the potential sale of any such properties and assets; and
     (v) capital leases and leases of such properties, if any, to third parties for fair and adequate consideration. Schedule 4.11(a) contains a list of (i) all Liens (other than Permitted Liens and Liens for Taxes accrued but not yet payable) on property of the Cameron Group other than vessels collateralizing indebtedness on the McCall Latest Balance Sheet, (ii) any guaranty or other credit support arrangement pursuant to which any member of the Cameron Group has guaranteed an obligation of any other member of the Cameron Group where assets other than vessels are the collateral and (iii) certain items of personal property not owned by any member of the Cameron Group. A member of the Cameron Group owns, or has valid leasehold interests in, all properties and assets, other than vessels, used in the conduct of its business.

               (b) With respect to each lease of real property and material amount of personal property (other than vessels) to which a member of the Cameron Group is a party, (i) such member of the Cameron Group has a valid leasehold interest in such real property or personal property; (ii) such lease is in full force and effect in accordance with its terms; (iii) all rents and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such lease; (vi) such member of the Cameron Group has not violated any of the terms or conditions under any such lease; (vii) to the Knowledge of Stockholders, there has been no (A) condition or covenant to be observed or performed by any other party under any such lease that has not been fully observed and performed and (B) in the case of each prime lease concerning demised premises subleased to any member of the Cameron Group, condition or covenant to be observed or performed by each party thereto that has not been fully observed and performed and there does not exist any event of default or event, occurrence, condition or act that, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under any such prime lease; and (viii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of such lease.

               (c) Except as disclosed on Schedule 4.11(c), the rent charged to any member of the Cameron Group under any lease (other than with respect to vessels) between any member of the Cameron Group and any of its Affiliates (other than another member of the Cameron Group) is at or below the market rate and any such lease contains such other terms and conditions that are no less favorable to the Company than would be obtainable in an arms-length transaction with an independent third party lessor.

               (d) Schedule 4.11(d) contains a list of all real property owned by members of the Cameron Group and a list of all leases, other than with respect to vessels, to which members of the Cameron Group are parties, which list includes a reasonable description of the location and approximate square footage of each property, whether owned or leased, and the term of each such lease, including all renewal options. Complete and correct copies of each lease has been delivered to McCall.

          Section 4.12.  Condition of the Company's Assets Other than
                         --------------------------------------------
     Vessels.  All of the tangible assets of the Cameron Group (other than
     -------
     vessels) are currently in good and usable condition, ordinary wear and tear excepted, and are being used in the business of the Cameron Group. There are no defects in such assets or other conditions that in the aggregate have or would be reasonably likely to have, a Material Adverse Effect on the Cameron Group. Such assets and the other properties being leased by a member of the Cameron Group pursuant to the leases described on Schedule 4.11(d), together with the vessels listed on Schedule 4.13(a), constitute all of the operating assets being utilized by the Cameron Group in the conduct of its business and such assets are sufficient in quantity and otherwise adequate for the operations of the Cameron Group as currently conducted.

          Section 4.13.  Vessels.  (a)  Schedule 4.13(a) hereto sets forth
                         -------
     a list of all vessels owned, leased, chartered or managed by any member of the Cameron Group on the date hereof and the name of the nation under which each such vessel is documented and flagged, and indicates any such vessels that are laid up or being held for sale on the date hereof (such vessel, including related spare parts, stores and supplies (other than any such vessels that are managed on the date hereof), being referred to herein as "Company Vessels"). Except as noted on Schedule 4.13(a), with respect to the owned Company Vessels, each member of the Cameron Group is the sole owner of each Company Vessel owned by it and has good title to each such vessel free and clear of all Liens, except for (i) Liens that collateralize indebtedness that is properly reflected in the McCall Latest Balance Sheet ; (ii) Liens for Taxes accrued but not yet payable;
     (iii) Permitted Liens, provided that the obligations collateralized by such Permitted Liens are not delinquent or are being contested in good faith and, except with respect to the matters disclosed on Schedule 4.19, in no event shall such contested obligations, individually or in the aggregate, exceed $50,000 in the aggregate. Schedule 4.13(a) contains a list of all Liens (other than Permitted Liens which collateralize obligations that are not delinquent or that are being contested in good faith and, except with respect to the matters disclosed on Schedule 4.19, do not exceed $50,000 in the aggregate) on vessels collateralizing indebtedness on the McCall Latest Balance Sheet and any guaranty or other credit support arrangement pursuant to which any member of the Cameron Group has guaranteed an obligation of any other member of the Cameron Group where vessels are the collateral.

               (b) With respect to each Company Vessel that is operated by a member of the Cameron Group under lease or charter and except as disclosed on Schedule 4.13(b), (i) such member of the Cameron Group has a valid right to charter or a valid leasehold interest in such vessel; (ii) such charter agreement or lease is in full force and effect in accordance with its terms; (iii) all rents, charter payments and other monetary amounts that have become due and payable thereunder have been paid in full; (iv) no waiver, indulgence or postponement of the obligations thereunder has been granted by the other party thereto; (v) there exists no material default (or an event that, with notice or lapse of time or both would constitute a material default) under such charter agreement or lease; (vi) such member of the Cameron Group has not violated any of the terms or conditions under any such charter agreement or lease and, to the Knowledge of Stockholders, there is no condition or covenant to be observed or performed by any other party under such charter agreement or lease that has not been fully observed or performed; (vii) the transactions described in this Agreement will not constitute a default under or cause for termination or modification of such charter agreement or lease; and (viii) to the Knowledge of Stockholders, there is no unrepaired damage to any equipment that could affect certification or class or be budgeted for repair in the next twelve months.

               (c) Schedule 4.13(c) contains a list of all leases or charters providing for the use by a member of the Cameron Group of a Company Vessel, which list contains a description of the terms of such lease or charter. Complete and correct copies of each lease or charter have been delivered to McCall.

               (d) With respect to each Company Vessel and except as indicated on Schedule 4.13(d), (i) such Company Vessel is lawfully and duly documented under the flag of the nation listed on Schedule 4.13(a) for such Company Vessel, (ii) such Company Vessel is afloat and in satisfactory operating condition for charter, (iii) such Company Vessel holds in full force and effect all certificates, licenses, permits and rights required for operation in the manner vessels of its kind are being operated in the geographical area in which such Company Vessel is presently being operated, (iv) to the Knowledge of Stockholders, no event has occurred and no condition exists that would materially or adversely effect the condition of such Company Vessel and (v) with respect to any Company Vessel which is classed, such vessel is in class, free of any recommendations of which any member of the Cameron Group has been informed.

          Section 4.14. Accounting Matters.  To the Knowledge of
                        ------------------
     Stockholders, no member of the Cameron Group nor any of its

     Affiliates has taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by SEACOR or any of its Affiliates) would prevent SEACOR from accounting for the business combination to be effected by the Acquisition as a pooling-of-interests.

          Section 4.15.  Suppliers and Customers.  To the Knowledge of
                         -----------------------
     Stockholders and except as disclosed on Schedule 4.15, (a) no supplier providing products, materials or services to any member of the Cameron Group intends to cease selling such products, materials or services to any member of the Cameron Group or to limit or reduce such sales to any member of the Cameron Group or materially alter the terms or conditions of any such sales and (b) no customer of any member of the Cameron Group intends to terminate, limit or reduce its or their business relations with any member of the Cameron Group.

          Section 4.16.  Employee Matters.  (a)  Schedule 4.16(a) sets
                         ----------------
     forth the name, title, current annual compensation rate (including bonus and commissions, but separately identifying salary or hourly rate), accrued bonus, accrued sick leave, accrued severance pay and accrued vacation benefits of each officer of each member of the Cameron Group, and a list of all employment, consulting, employee confidentiality or similar Contracts to which any member of the Cameron Group is a party. Copies of organizational charts, any employee handbook(s), and any reports and/or plans prepared or adopted pursuant to the Equal Employment Opportunity Act of 1972, as amended, have been provided to SEACOR.

               (b) Each of the following is true with respect to each member of the Cameron Group:

               (i) each such member is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of Section 7 of the National Labor Relations Act, and there is no proceeding pending or, to the Knowledge of Stockholders, threatened, or, to the Knowledge of Stockholders, any pending or threatened investigation against it relating to any thereof, and, to the Knowledge of Stockholders, there is no basis for any such proceeding or investigation;

              (ii) to the Knowledge of Stockholders, none of the employees of any such member is a member of, or represented by, any labor union and there are no efforts being made to unionize any of such employees; and

             (iii) to the Knowledge of Stockholders, there are no charges or complaints of, or proceedings involving, discrimination or harassment (including but not limited to discrimination or harassment based upon sex, age, marital status, race, religion, color, creed, national origin, sexual preference, handicap or veteran status) pending or, to the Knowledge of Stockholders, threatened, nor, to the Knowledge of Stockholders, is there any pending or threatened investigation, including, but not limited to, investigations before the Equal Employment Opportunity Commission or any federal, state or local agency or court, with respect to any such member.

          Section 4.17.  Employee Benefit Plans.  With respect to each
                         ----------------------
     member of the Cameron Group:

               (a) Schedule 4.17(a) lists each Employee Plan that each member of the Cameron Group maintains, administers, contributes to, or has any contingent liability with respect to. Stockholders have provided a true and complete copy of each such Employee Plan, current summary plan description, (and, if applicable, related trust documents) and all amendments thereto and written interpretations thereof together with (i) the three most recent annual reports prepared in connection with each such Employee Plan (Form 5500 including, if applicable, Schedule B thereto); (ii) the most recent actuarial report, if any, and trust reports prepared in connection with each Employee Plan; (iii) all material communications received from or sent to the Internal Revenue Service ("IRS") or the Department of Labor within the last two years (including a written description of any material oral communications); (iv) the most recent IRS determination letter with respect to each Employee Plan and the most recent application for a determination letter; (v) all insurance contracts or other funding arrangements; and (vi) the most recent actuarial study of any post-employment life or medical benefits provided, if any.

               (b) Schedule 4.17(b) identifies each Benefit Arrangement that each member of the Cameron Group maintains, administers, contributes to, or has any contingent liability with respect to. Stockholders have furnished to SEACOR copies or descriptions of each Benefit Arrangement and any of the information set forth in Section 4.17(a) applicable to any such Benefit Arrangement. Each Benefit Arrangement has been maintained and administered in substantial compliance with its terms and with the requirements (including reporting requirements) prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

               (c) Benefits under any Employee Plan or Benefit Arrangement are as represented in such documents and have not been increased or modified (whether written or not written) subsequent to the dates of such documents. Except as disclosed on Schedule 4.17(c), no member of the Cameron Group has communicated to any employee or former employee any intention or commitment to modify any Employee Plan or Benefit Arrangement or to establish or implement any other employee or retiree benefit or compensation arrangement.

               (d) No Employee Plan is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in Section 501(c)(9) of the Code. No member of the Cameron Group has ever maintained or become obligated to contribute to any employee benefit plan (i) that is subject to Title IV of ERISA,
     (ii) to which Section 412 of the Code applies, or (iii) that is a Multiemployer Plan. No member of the Cameron Group has within the last five years engaged in, or is a successor corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA.

               (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and no event has occurred since such adoption that would adversely affect such qualification and each trust created in connection with each such Employee Plan forming a part thereof is exempt from tax pursuant to
     Section 501(a) of the Code. A favorable determination letter has been issued by the IRS as to the qualification of each such Employee Plan under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code. Except as disclosed on
     Schedule 4.17(e), each Employee Plan has been maintained and administered in compliance with its terms and with the requirements (including reporting requirements) prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code.

               (f) Full payment has been made of all amounts which any member of the Cameron Group is or has been required to have paid as contributions to or benefits due under any Employee Plan or Benefit Arrangement under applicable law or under the terms of any such plan or any arrangement.

               (g) No member of the Cameron Group, or any of their respective directors, officers or employees has engaged in any transaction with respect to an Employee Plan that could subject the Company to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code. None of the assets of any Employee Plan are invested in employer securities or employer real property.

               (h) To the Knowledge of Stockholders, there are no facts or circumstances that give rise to any liability under Title I of ERISA.

               (i) No member of the Cameron Group has any current or projected liability in respect of post-retirement or post-employment medical, death or life insurance, welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

               (j) Except as disclosed on Schedule 4.17(j), there is no litigation, administrative or arbitration proceeding or other dispute pending or threatened that involves any Employee Plan or Benefit Arrangement which could reasonably be expected to result in a liability to the Cameron Group or McCall.

               (k) Except as disclosed on Schedule 4.17(k), no employee or former employee of any member of the Cameron Group will become entitled to any bonus, employee advance, retirement, severance, job security or similar benefit or enhanced benefit (including acceleration of an award, vesting or exercise of an incentive award) or any fee or payment of any kind solely as a result of any of the transactions contemplated hereby and no such disclosed payment constitutes a parachute payment described in Section 280G of the Code.

               (l) Except as disclosed in Schedule 4.17(l), no Employee Plan provides health, medical, death or survivor benefits to any stockholders or directors who are not employees.

          Section 4.18.  Tax Matters.  Each of the following is true with
                         -----------
     respect to each member of the Cameron Group to the extent applicable to such member:

               (a) All Returns have been, or will be, timely filed by (or on behalf of) each member of the Cameron Group in accordance with all applicable laws; all Taxes that are due, or claimed by any taxing authority to be due from or with respect to each member of the Cameron Group have been or will be timely paid by (or on behalf of) each member of the Cameron Group; all Returns of (or including) each member of the Cameron Group have been properly completed in compliance with all applicable laws and regulations and are true, complete and correct in all material respects and such Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of state, local or foreign tax law). With respect to any period for which Returns have not yet been filed, or for which Taxes are not yet due or owing, each member of the Cameron Group, as the case may be, has made due and sufficient current accruals for such Taxes as reflected on its books (including, without limitation, the McCall Latest Balance Sheet);

               (b) There are no outstanding agreements, consents, waivers or arrangements extending the statutory period of limitation applicable (A) to file any Return or (B) for assessment or collection of any Taxes due from or with respect to any member of the Cameron Group for any period prior to the date hereof, and no member of the Cameron Group has been requested to enter into any such agreement, consent, waiver or arrangement;

               (c) There are no Liens with respect to Taxes (other than for current Taxes not yet due and payable) upon any of the assets of any member of the Cameron Group;

               (d) All material elections with respect to Taxes affecting any member of the Cameron Group are set forth in Schedule 4.18(d);

               (e) All Taxes that any member of the Cameron Group is required by law to withhold or collect (including Taxes required to be withheld and collected from employee wages, salaries and other compensation) have been duly withheld or collected, and have been timely paid over to the appropriate governmental authorities;

               (f) The United States federal income tax Returns of (or including) each member of the Cameron Group have been examined by the IRS or the periods covered by such Returns have been closed by applicable statute of limitations, for all periods through December 31, 1992. The state, local and foreign Returns of (or including) each member of the Cameron Group have been examined by the relevant taxing authorities, or the periods covered by such Returns have been closed by applicable statute of limitations, for all periods through December 31, 1992. All deficiencies claimed, proposed or asserted or assessments made as a result of such examinations or any other examinations of any member of the Cameron Group have been fully paid or fully settled, and no issue has been raised by any federal, state, local or foreign taxing authority in any such examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period. Schedule 4.18(f) sets forth each state and foreign jurisdiction in which any member of the Cameron Group has, in the last three years, filed a Return;

               (g) No Tax audits or other administrative proceedings are pending with regard to any Taxes for which any member of the Cameron Group may be liable and no member of the Cameron Group has received any notice from any taxing authority that it intends to conduct such an audit or commence such an administrative proceeding;

               (h) No claim has been made by a taxing authority in a jurisdiction where any member of the Cameron Group does not file Returns that such member of the Cameron Group is or may be subject to taxation by that jurisdiction;

               (i) No member of the Cameron Group is a party to any agreement, contract, arrangement or plan that would result, separately or in the aggregate, in the payment of any "parachute payments" within the meaning of Code Section 280G (or any comparable provision of state or local law);

               (j) No member of the Cameron Group has agreed, nor is it required, to make any adjustment under Code Section 481(a) (or any comparable provision of state or local law) by reason of a change in any accounting method or otherwise, and there is no application pending with any taxing authority requesting permission for any changes in any accounting method of any member of the Cameron Group. Neither the IRS nor any comparable taxing authority has proposed to any member of the Cameron Group in writing or, to the Knowledge of Stockholders, otherwise proposed any such adjustment or change in accounting method;

               (k) No member of the Cameron Group has filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by it;

               (l) None of the assets of any member of the Cameron Group is property that such company is required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and in effect immediately prior to the Tax Reform Act of 1986;

               (m) None of the assets of any member of the Cameron Group directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code;

               (n)  None of the assets of any member of the Cameron Group
     (i) is subject to Section 168(g)(i)(A) of the Code or

     (ii) constitutes "tax-exempt use property" within the meaning of
     Section 168(h) of the Code;

               (o) No member of the Cameron Group has made a deemed dividend election under Section 1.1502- 32(f)(2) of the Treasury Regulations or a consent dividend election under Section 565 of the Code;

               (p) No member of the Cameron Group has ever been a member of an affiliated group of corporations filing a consolidated combined or unitary Return other than a group of which the Company is the parent corporation; and

               (q) No member of the Cameron Group is (or has ever been) a party to any tax sharing agreement nor has any such member assumed the tax liability of any other person under contract.

          Section 4.19.  Litigation.  Except as disclosed on Schedule 4.19,
                         ----------
     there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of Stockholders, threatened before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting any member of the Cameron Group or, to the Knowledge of Stockholders, any of the directors or officers of the foregoing. To the Knowledge of Stockholders, no facts or circumstances exist that would be likely to result in the filing of any such action that would have a Material Adverse Effect on the Cameron Group. Except as disclosed on Schedule 4.19, no member of the Cameron Group is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding. All matters listed on Schedule 4.19 are either adequately covered by insurance or accounted for through the establishment of reasonable reserves on the McCall Latest Balance Sheet.

          Section 4.20.  Insurance.  (a)  Schedule 4.20(a) contains a list
                         ---------
     of the insurance policies that each member of the Cameron Group currently maintains with respect to its business, vessels, properties and employees as of the date hereof, each of which is in full force and effect and a complete and correct copy of each has been delivered to SEACOR. All insurance premiums currently due with respect to such policies have been paid and no member of the Cameron Group is otherwise in default with respect to any such policy, nor has any member of the Cameron Group failed to give any notice or, to the Knowledge of Stockholders, present any claim under any such policy in a due and timely manner. There are no outstanding unpaid claims under any such policy other than any pending claims under any of the Company's marine insurance policies, the amount of which claims have been recorded as a receivable and all of which are fully collectible. No member of the Cameron Group has received notice of cancellation or non-renewal of any such policy. Such policies are sufficient for compliance with all requirements of law and all agreements to which any member of the Cameron Group is a party.

               (b) Except as disclosed on Schedule 4.20(b), no member of the Cameron Group is or has ever been a member of any protection or indemnity club.

          Section 4.21.  Environmental Compliance.  (a)  Except as set
                         ------------------------
     forth on Schedule 4.21(a), each member of the Cameron Group is and, to the Knowledge of Stockholders, at all times in the past has been in compliance with all Environmental Laws and each member of the Cameron Group possesses all necessary licenses, permits, authorizations, and other approvals and authorizations that are required under the Environmental Laws ("Environmental Permits").

               (b) Except as set forth on Schedule 4.21(b), no member of the Cameron Group is, nor has been, subject to any pending or, to the Knowledge of Stockholders, threatened investigations, administrative or judicial proceedings pursuant to, or has received any notice of any violation of, or claim alleging liability under, any Environmental Laws, and, to the Knowledge of Stockholders, no facts or circumstances exist that would be likely to result in a claim, citation or allegation against any member of the Cameron Group for a violation of, or alleging liability under, any Environmental Laws.

               (c) Except as set forth on Schedule 4.21(c), there are no above ground or underground tanks of any type (including tanks storing gasoline, diesel fuel, oil or other petroleum products) or disposal sites for hazardous substances, hazardous wastes or any other waste, located on or under the real estate currently owned, leased or used by any member of the Cameron Group and, to the Knowledge of Stockholders, there were no such disposal sites located on or under the real estate previously owned, leased or used by any member of the Cameron Group on the date of the sale thereof by any member of the Cameron Group or during the period of lease for use by any member of the Cameron Group.

               (d) Except in the ordinary course of business or as listed on Schedule 4.21(d), and in all cases in compliance with Environmental Laws, no member of the Cameron Group has engaged any third party to handle, transport or dispose of Hazardous Substances (including for this purpose but not limited to, gasoline, diesel fuel, oil or other petroleum products, or bilge waste) on its behalf. The disposal by each member of the Cameron

     Group of its hazardous substances and wastes has been in compliance with all Environmental Laws.

               (e) To the Knowledge of Stockholders, no asbestos or asbestos containing materials have been used in the construction, repair, fitting out or retrofitting of any of the Company Vessels.

          Section 4.22.  Compliance With Law; Permits.  Except with respect
                         ----------------------------
     to Environmental Laws, which is the subject of Section 4.21, the following statements are true and correct:

               (a) The operations and activities of each member of the Cameron Group complies with all applicable laws, regulations, ordinances, rules or orders of any federal, state or local court or any governmental authority except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on the Cameron Group.

               (b) Each member of the Cameron Group possesses all governmental licenses, permits and other governmental authorizations that are (i) required under all federal, state and local laws and regulations for the ownership, use and operation of its assets or
     (ii) otherwise necessary to permit the conduct of its business without interruption, and such licenses, permits and authorizations are in full force and effect and have been and are being fully complied with by it except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on the Cameron Group. No member of the Cameron Group has received any notice of any violation of any of the terms or conditions of any such license, permit or authorization and, to the Knowledge of Stockholders, no facts or circumstances exist that could form the basis of a revocation, claim, citation or allegation against it for a violation of any such license, permit or authorization. No such license, permit or authorization or any renewal thereof will be terminated, revoked, suspended, modified or limited in any respect as a result of the transactions contemplated by this Agreement except for any violation or failure to comply that could not reasonably be expected to result in a Material Adverse Effect on the Cameron Group.

          Section 4.23.  Interests in Clients, Suppliers, Etc.  Except as
                         ------------------------------------
     set forth on Schedule 4.23, no officer or director of any member of the Cameron Group possesses, directly or indirectly, any financial interest in, or is a director, officer or employee of, any corporation or business organization that is a supplier, customer, lessor, lessee, or competitor or potential competitor of the Cameron Group or that has entered into any contract with any member of the Cameron Group. Ownership of less than 1% of any class of securities of a company whose securities are registered under the Exchange Act will not be deemed to be a financial interest for purposes of this Section 4.23.

          Section 4.24.  Transactions With Related Parties.  (a)  Schedule
                         ---------------------------------
     4.24(a) lists all transactions between January 1, 1993 and the date of this Agreement involving, or for the benefit of, any member of the Cameron Group, on the one hand, and any director or officer of any member of the Cameron Group or Affiliate of such director or officer, on the other hand, including (i) any debtor or creditor relationship,
     (ii) any transfer or lease of real or personal property or charter or management of any Company Vessel, and (iii) purchases or sales of products or services.

               (b) Schedule 4.24(b) lists (i) all agreements and claims of any nature that any officer or director of any member of the Cameron Group or any Affiliate (other than another member of the Cameron Group) of such officer or director has with or against any member of the Cameron Group as of the date of this Agreement that are not identified on the McCall Latest Balance Sheet or the notes thereto and
     (ii) all agreements and claims of any nature that any member of the Cameron Group has with or against any officer or director of any member of the Cameron Group or any Affiliate (other than another member of the Cameron Group) of such officer or director as of the date of this Agreement that are not identified on the McCall Latest Balance Sheet or the notes thereto.

          Section 4.25.  Broker's and Finder's Fee.  No agent, broker,
                         -------------------------
     person or firm acting on behalf of any of the Stockholders or any member of the Cameron Group is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

          Section 4.26.  Disclosure.  No representations or warranties by
                         ----------
     any of the Stockholders in this Agreement and no statement contained in the schedules or exhibits or in any certificate to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

          Section 4.27.  Intellectual Property.  (a)  Schedule 4.27
                         ---------------------
     contains a list of any trademarks, service marks, trade names, copyrights and patents (and any application for the registration thereof), owned or licensed by a member of the Cameron Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of each Intellectual Property Right licensed by a member of the Cameron Group; (iii) the expiration or termination date of each third party license; and
     (iv) any third Person to whom any Intellectual Property Right owned by a member of the Cameron Group is licensed. All of the Intellectual Property Rights owned by any member of the Cameron Group are owned by such member free and clear of Liens. All third party licenses are valid, enforceable and in full force and effect, and the interests of any member of the Cameron Group under such third party licenses are held free and clear of any Liens. No member of the Cameron Group has any obligation to make any royalty or other payment to any Person in connection with the use of or right to use any Intellectual Property Right. The making, using or selling of products or services incorporating the subject matter of any Intellectual Property Rights of any member of the Cameron Group does not infringe, violate or conflict with any Intellectual Property Rights of any other Person.

               (b) To the Knowledge of Stockholders, the use by any member of the Cameron Group of the name "McCall" or any variant or derivative thereof used by any member of the Cameron Group on the date hereof does not violate or infringe any Intellectual Property Right of any Person.

                                   ARTICLE 5.
               REPRESENTATIONS AND WARRANTIES OF MCCALL AND SEACOR

          McCall and SEACOR represent and warrant to each of the Stockholders as follows:

          Section 5.1.   Organization and Citizenship.  (a)  SEACOR is a
                         ----------------------------
     corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to carry on its business as now being conducted and to own, lease and operate its properties. Each other member of the SEACOR Affiliated Group is duly organized under the laws of the state or foreign nation of its organization and has all the requisite power and authority under the laws of such jurisdiction to carry on its business as now being conducted and to own its properties. Each member of the SEACOR Affiliated Group is duly qualified to do business and is in good standing in each state and foreign jurisdiction in which the character or location of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on SEACOR.

               (b) SEACOR is a citizen of the United States within the meaning of Section 2 of the Shipping Act, 1916, as amended for the purposes of owning and operating vessels in the U.S. coastwise trade.

          Section 5.2.   Capitalization.  The authorized capital stock of
                         --------------
     SEACOR consists exclusively of 20,000,000 shares of common stock, $.01 par value per share, of which 8,513,825 shares were issued and outstanding and 55,768 shares were held in its treasury as of May 28, 1996. All of such issued and outstanding shares have been validly issued, are fully paid and nonassessable and were issued free of preemptive rights, in compliance with any rights of first refusal, and in compliance with all legal requirements.

          Section 5.3.   Authority; Enforceable Agreements.  (a)  SEACOR
                         ---------------------------------
     has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by SEACOR and the consummation by SEACOR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SEACOR. This Agreement has been duly executed and delivered by SEACOR and (assuming due execution and delivery by the other parties hereto) constitutes a valid and binding obligation of SEACOR, enforceable against SEACOR in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The other agreements entered, or to be entered, into by SEACOR in connection with this Agreement have been, or will be, duly executed and delivered by SEACOR and (assuming due execution and delivery by the other parties thereto) constitute, or will constitute, valid and binding obligations of SEACOR, enforceable against SEACOR in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

               (b) McCall has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by McCall and the consummation by McCall of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of McCall. This Agreement has been duly executed and delivered by McCall and (assuming due execution and delivery by the other parties hereto) constitutes a valid and binding obligation of McCall, enforceable against McCall in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally. The other agreements entered, or to be entered, into by McCall in connection with this Agreement have been, or will be, duly executed and delivered by McCall and (assuming due execution and delivery by the other parties thereto) constitute, or will constitute, valid and binding obligations of McCall, enforceable against McCall in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

          Section 5.4.   No Conflicts or Consents.  (a)  Neither the
                         ------------------------
     execution, delivery nor performance of this Agreement by SEACOR nor the consummation of the transactions contemplated hereby will (i) violate, conflict with, or result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, or accelerate the performance required by, or result in the creation of any adverse claim against any of the properties or assets of any member of the SEACOR Affiliated Group under (A) the certificates of incorporation, by-laws or other organizational documents of any member of the SEACOR Affiliated Group or (B) any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which any member of the SEACOR Affiliated Group is a party, or by which any of its assets are bound, or (ii) subject to obtaining clearance under the HSR Act, violate any order, writ, injunction, decree, judgment, statute, rule or regulation of any governmental body to which any member of the SEACOR Affiliated Group is subject or by which any of its assets are bound.

               (b) No consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Person or of any government or any agency or political subdivision thereof is required for the execution, delivery and performance by SEACOR of this Agreement and the covenants and transactions contemplated hereby or for the execution, delivery and performance by SEACOR of any other agreements entered, or to be entered, into by SEACOR in connection with this Agreement, except for the filing of the Registration Statement on Form S-3 with the SEC, any filings, consents or approvals in connection therewith and the declaration of effectiveness thereof by the SEC as contemplated by the Investment and Registration Rights Agreement.

          Section 5.5.   Corporate Documents.  SEACOR has delivered to
                         -------------------
     Stockholders true and complete copies of its certificate of incorporation and by-laws, as amended or restated through the date of this Agreement.

          Section 5.6.   SEC Documents; Financial Statements; Liabilities.
                         ------------------------------------------------
     (a) SEACOR has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 1993 (the "SEACOR SEC Documents"). As of their respective dates, the SEACOR SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEACOR SEC Documents, and none of the SEACOR SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The SEACOR Financial Statements included in the SEACOR SEC Documents have been prepared in accordance with GAAP applied on a basis consistent with prior periods, and present fairly the financial position of SEACOR and its subsidiaries at the dates of the balance sheets included therein and the results of operations and cash flows for the periods then ended, except, in the case of the SEACOR Interim Financial Statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The SEACOR Interim Financial Statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. No member of the SEACOR Affiliated Group has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured), except (i) as and to the extent reflected on the SEACOR Latest Balance Sheet, (ii) as may have been incurred or may have arisen since the date of the SEACOR Latest Balance Sheet in the ordinary course of business and that are not material individually or in the aggregate or (iii) as permitted by this Agreement.

          Section 5.7.   Absence of Certain Changes or Events.  Since the
                         ------------------------------------
     date of the SEACOR Latest Balance Sheet, each member of the SEACOR Affiliated Group has conducted its business only in the ordinary course, and has not:

               (a) amended its certificate of incorporation, by-laws or similar organizational documents;

               (b) merged or consolidated with another Person (other than a subsidiary) or acquired or agreed to acquire any Person, or sold, leased, transferred or otherwise disposed of any material portion of its assets except for fair value in the ordinary course of business;

               (c) suffered any damage, destruction or loss (whether or not covered by insurance) which has had or could reasonably be expected to have a Material Adverse Effect on the SEACOR Affiliated Group; or

               (d) declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued, sold or granted any equity interests or any option, warrant or other right to purchase or acquire any such interest or effected any split or reclassification thereof other than (i) grants of stock options or restricted stock and issuances of shares of SEACOR Common Stock upon the exercise of stock options or conversion of any outstanding convertible securities, (ii) the acceptance by SEACOR of any shares in consideration of the exercise of any stock options or in satisfaction of any tax or tax withholding obligations of the holders of such options, and (iii) payments within the SEACOR Affiliated Group by entities other than SEACOR as part of its cash management program; or

               (e) agreed, whether or not in writing, to do any of the foregoing.

          Section 5.8.   Contracts.  Each Contract which any member of the
                         ---------
     SEACOR Affiliated Group is a party that would be required to be filed as an exhibit to a report, schedule, form, statement or other document filed by SEACOR with the SEC (each a "Material Contract") has been so filed and, except as set forth on Schedule 5.8, between the date of the filing of its most recent Quarterly Report on Form 10-Q and the date of this Agreement, SEACOR has not entered into any Material Contract other than this Agreement. No member of the SEACOR Affiliated Group has breached, nor is there any pending or, to the Knowledge of SEACOR, threatened, claim that it has breached, any of the terms or conditions of any of its Material Contracts, and to the Knowledge of SEACOR, no other parties to any such Material Contract have breached any of its terms or conditions.

          Section 5.9.   Litigation.  Except as disclosed in a SEACOR SEC
                         ----------
     Document or listed on Schedule 5.9, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the Knowledge of SEACOR, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting any member of the SEACOR Affiliated Group or, to the Knowledge of SEACOR, any of the directors or officers of the foregoing, that would have a Material Adverse Effect on SEACOR. To the Knowledge of SEACOR, no facts or circumstances exist that would be likely to result in the filing of any such action. No member of the SEACOR Affiliated Group is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

          Section 5.10.  Legality of SEACOR Common Stock.  The SEACOR
                         -------------------------------
     Common Stock to be issued in connection with the Acquisition, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, and free of pre-emptive rights.

          Section 5.11.  Broker's and Finder's Fee.  No agent, broker,
                         -------------------------
     Person or firm acting on behalf of SEACOR is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

                                   ARTICLE 6.
                               CLOSING CONDITIONS

          Section 6.1.   Conditions Applicable to All Parties.  The
                         ------------------------------------
     obligations of each of the parties hereto to effect the Acquisition and the other transactions contemplated by this Agreement is subject to the satisfaction of the following condition:

               (a) No action, suit or proceeding before any court or governmental or regulatory authority will be pending, no investigation by any governmental or regulatory authority will have been commenced, and no action, suit or proceeding by any governmental or regulatory authority will have been threatened, against McCall SEACOR, the Company or any of the principals, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby or questioning the legality or validity of any such transactions or seeking substantial damages in connection with any such transactions.

          Section 6.2.   Conditions to McCall's Obligations.  The
                         ----------------------------------
     obligations of McCall to effect the Acquisition and the other transactions contemplated by this Agreement are also subject to the satisfaction or waiver of the following conditions at or prior to the
     Closing:

               (a) (i) The representations and warranties of Stockholders in this Agreement or in any certificate delivered to McCall pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date (without regard to any Schedule updates furnished by Stockholders after the date hereof unless consented to by McCall) and will then be true and correct in all material respects, and (ii) Stockholders will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Stockholders prior to or on the Closing Date, except to the extent any such representation or warranty or performance or compliance, as the case may be, is qualified by materiality or by reference to the term "Material Adverse Effect", in which case such representation or warranty or performance or compliance shall be true and correct in all respects.

               (b) There shall not have occurred any event or circumstance that shall have resulted in or is reasonably likely to result in a Material Adverse Effect with respect to the Cameron Group from the date of the McCall Latest Balance Sheet to the Closing Date.

               (c) All governmental and other material third-party consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement, including, but not limited to, the transfer or obtaining of all material permits, or to permit the continued operation of the business of the Company in substantially the same manner after the Closing Date as immediately prior to the Closing Date and otherwise consistent with the provisions of this Agreement, shall have been received.

               (d) The receipt by McCall of a certificate executed by the Stockholders dated the Closing Date, certifying that the conditions specified in Section 6.2(a) and (b) hereof have been fulfilled.

               (e) Stockholders will have delivered to McCall, each dated as of a date not earlier than five days prior to the Closing Date, (i) copies of the certificates of incorporation or comparable documents of the Company, including all amendments thereto, certified by the appropriate government official of the jurisdiction of incorporation,
     (ii) to the extent issued by such jurisdiction, certificates from the appropriate governmental official to the effect that each member of the Cameron Group is in good standing in such jurisdiction and listing all organizational documents of the members of the Cameron Group on file, (iii) to the extent issued by such jurisdiction, a certificate from the appropriate governmental official in each jurisdiction in which each member of the Cameron Group is qualified to do business to the effect that such member is in good standing in such jurisdiction and (iv) to the extent issued by such jurisdiction, certificates as to the tax status of each member of the Cameron Group in its jurisdiction of organization and each jurisdiction in which such member is qualified to do business.

               (f) McCall shall have received from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, LLP, counsel to Stockholders that are not natural persons, an opinion, dated as of the Closing Date, to the effect set forth in Exhibit D.

               (g) Each of the Stockholders shall have executed and delivered the Investment and Registration Rights Agreement, an Indemnification Agreement substantially in the form attached hereto as Exhibit E (the "Indemnification Agreement"), and an Escrow Agreement substantially in the form attached hereto as Exhibit F (the "Escrow Agreement").

               (h) Each of the Stockholders shall have delivered to McCall certificates representing the number of Company Shares set forth opposite such Stockholder's name on Exhibit B hereto, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank and with all requisite stock transfer tax stamps attached.

          Section 6.3.   Conditions to Stockholder's Obligations.  The
                         ---------------------------------------
     obligations of Stockholders to effect the Acquisition and the other transactions contemplated by this Agreement are also subject to the satisfaction or waiver of the following conditions at or prior to the
     Closing:

               (a) (i) The representations and warranties of SEACOR and McCall in this Agreement or in any certificate delivered to Stockholders pursuant hereto as of the date hereof will be deemed to have been made again at and as of the Closing Date (without regard to any Schedule updates furnished by McCall after the date hereof unless consented to by Stockholders) and will then be true and correct in all material respects, and (ii) McCall will have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by McCall prior to or on the Closing Date, except to the extent any such representation or warranty or performance or compliance, as the case may be, is qualified by materiality or by reference to the term "Material Adverse Effect", in which case such representation or warranty or performance or compliance shall be true and correct in all respects.

               (b) There shall not have occurred any event or circumstance that shall have resulted in or is reasonably likely to result in a Material Adverse Effect with respect to the SEACOR Affiliated Group from the date of the SEACOR Latest Balance Sheet to the Closing Date; provided, however, that a decline in the price per share of SEACOR
     --------  -------
     Common Stock on the NASDAQ Stock Market shall not in and of itself constitute a Material Adverse Effect.

               (c) All governmental and other material consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been received.

               (d) The receipt by Stockholders of a certificate executed by the Chief Financial Officer of SEACOR and an Executive Officer of McCall dated the Closing Date, certifying that the conditions specified in Section 6.3(a) and (b) hereof have been fulfilled.

               (e) SEACOR will have delivered to the Stockholders a certificate dated as of a date not earlier than five days prior to the Closing Date from the appropriate governmental official to the effect that SEACOR is in good standing in the State of Delaware and listing all charter documents of SEACOR on file.

               (f) The receipt by Stockholders of an opinion from Weil, Gotshal & Manges LLP, counsel to SEACOR, and Lugenbuhl, Burke, Wheaton, Peck, Rankin & Hubbard, Louisiana counsel to McCall and SEACOR, which, together, cover the matters set forth in Exhibit H.

               (g) SEACOR shall have executed and delivered the Investment and Registration Rights Agreement, the Indemnification Agreement, and the Escrow Agreement.

                                   ARTICLE 7.
                                   TERMINATION

          Section 7.1.   Termination.  This Agreement may be terminated and
                         -----------
     the Acquisition contemplated herein abandoned at any time before the Closing Date.

               (a) By the mutual written consent of the Board of Directors of McCall and the Stockholder Representative.

               (b) By the Board of Directors of McCall or by the Stockholder Representative if there has been a material breach by the other of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case cannot be, or has not been, cured within 15 days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in Section 7.1(c) below.

               (c) By the Board of Directors of McCall if (i) all conditions to Closing required by Article 6 hereof have not been met by or waived by November 20, 1996 (the "Termination Date"), or (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition inures; provided, however,
                                                         --------  -------
      that neither McCall nor the Stockholder Representative shall be entitled to terminate this Agreement pursuant to this subparagraph (c) if such party is in willful and material violation of any of its representations, warranties or covenants in this Agreement.

               (d) If any governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Acquisition and such order, decree, ruling or other action shall have become final and nonappealable.

          Section 7.2.   Effect of Termination.  Upon termination of this
                         ---------------------
     Agreement pursuant to this Article 7, this Agreement shall be void and of no effect and shall result in no obligation of or liability to any party or their respective directors, officers, employees, agents or shareholders, unless such termination was the result of an intentional breach of any representation, warranty or covenant in this Agreement in which case the party who breached the representation, warranty or covenant shall be liable to the other party for damages, and all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement.

                                   ARTICLE 8.
                                  MISCELLANEOUS

          Section 8.1.   Notices.  All notices hereunder must be in writing
                         -------
     and will be deemed to have been duly given upon receipt of hand delivery; certified or registered mail; return receipt requested; or telecopy transmission with confirmation of receipt:

               (a)  If to McCall or SEACOR:

                    SEACOR Holdings, Inc.
                    1370 Avenue of the Americas
                    New York, New York 10019
                    Attention: Charles Fabrikant

                    with a copy to: Randall Blank

                    and to:

                    Weil Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York 10153
                    Attention: David E. Zeltner, Esq.

               (b)  If to Stockholders:

                    At their respective addresses appearing
                    in the books and records of the Company

                    with a copy to:

                    Stockwell, Sievert, Viccellio, Clements & Shaddock, L.L.P. First National Bank Building
                    One Lakeside Plaza
                    P.O. Box 2900
                    Lake Charles, Louisiana 70602-2900
                    Attention: William E.  Shaddock, Esq.

                    and to:

                    Jones, Walker, Waechter, Poitevent, Carrere
                     & Denegre L.L.P.
                    Place St. Charles
                    201 St. Charles Avenue
                    51st Floor
                    New Orleans, Louisiana 70170-5100
                    Attention: Carl C. Hanemann, Esq.
                    Telecopy No.: (504) 582-8398

     Such names and addresses may be changed by written notice to each person listed above.

          Section 8.2.   Governing Law.  This Agreement shall be governed
                         -------------
     by, construed and interpreted in accordance with the laws of the State of Louisiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 8.3.   Counterparts.  This Agreement may be executed in
                         ------------
     counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

          Section 8.4.   Interpretation.  (a)  When a reference is made in
                         --------------
     this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          Section 8.5.   Entire Agreement; Severability.  (a)  This
                         ------------------------------
     Agreement, including the Exhibits and Schedules hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the parties with respect to such subject matter.

               (b) If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, it is the parties' intention that such determination will not be held to affect the validity or enforceability of any other provision of this Agreement, which provisions will otherwise remain in full force and effect.

          Section 8.6.   Amendment and Modification.  This Agreement may be
                         --------------------------
     amended or modified only by written agreement of the parties hereto; provided, however, that there shall be made no amendment that by law
     --------  -------
     requires approval by the stockholders of a party hereto without the approval of such stockholders.

          Section 8.7.   Extension; Waiver.  At any time prior to the
                         -----------------
     Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this

     Agreement. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach. Any waiver must be in writing.

          Section 8.8.   Binding Effect; Benefits.  This Agreement will
                         ------------------------
     inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          Section 8.9.   Assignability.  This Agreement is not assignable
                         -------------
     by any party hereto without the prior written consent of the other parties.

          Section 8.10.  Expenses.  Each of the parties hereto shall pay
                         --------
     all of its own expenses relating to the transactions contemplated by this Agreement, including without limitation the fees and expenses of its own financial, legal and tax advisors.

          Section 8.11.  Gender and Certain Definitions.  All words used
                         ------------------------------
     herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

          SEACOR HOLDINGS, INC.


          By:/s/ Milton Rose
             --------------------------------------------
          Name:  Milton Rose
          Title: Vice-President

          MCCALL ENTERPRISES, INC.


          By:/s/ Milton Rose
             --------------------------------------------
          Name:  Milton Rose
          Title: President


          /s/ Deanne Colligan and Madeline Colligan
          --------------------------------------------
          Deanne Colligan and Madeline Colligan,
          Trustees of the HAM Trust created by
          Norman F. McCall and Jacqueline C. McCall
          by Act dated December 9, 1980 before
          Gregory James Klumpp, notary.


          /s/ Deanne Colligan and Madeline Colligan
          ------------------------------------
          Deanne Colligan and Madeline Colligan,
          Trustees of the PDM Trust created by
          Norman F. McCall and Jacqueline C. McCall
          by Act dated December 9, 1980 before
          Gregory James Klumpp, notary.


          /s/ Deanne Colligan and Madeline Colligan
          ------------------------------------
          Deanne Colligan and Madeline Colligan,
          Trustees of the JKM Trust created by
          Norman F. McCall and Jacqueline C. McCall
          by Act dated December 9, 1980 before
          Gregory James Klumpp, notary.

          /s/ Gertrude Colligan
          ------------------------------------
          Gertrude Colligan, Individually and
          as Usufructuary


          /s/ James A. Colligan
          ------------------------------------
          James A. Colligan


          /s/ Nell Colligan
          ------------------------------------
          Nell Colligan


          /s/ Madeline Colligan
          ------------------------------------
          Madeline Colligan


          /s/ Deanne Colligan
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          Deanne Colligan